Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate

ING Baron Small Cap Growth Portfolio	Targa Resources Group	12/06/10	Barclays Investments	ING Capital Advisors LLC

ING JPMorgan Mid Cap Value Portfolio	LPL Investment Holdings Inc	11/18/10	Goldman Sachs and Co	JPMorgan Securities Inc.